EXHIBIT 99.3
We are subject to a number of claims and litigation and may be subject to future claims and litigation, any of which may adversely affect our business.
From time to time in the past we have been subject to a variety of claims and litigation and we may in the future be subject to additional claims and litigation (including additional class action lawsuits). For instance, following periods of volatility in the market price of our stock, we have become subject to the class action shareholder litigation described below. We are also subject to various other litigation and claims.
On July 12, 2019, an amended consolidated class action complaint, superseding complaints filed earlier in 2019, was filed in the United States District Court for the Western District of Wisconsin by The Public School Teachers’ Pension & Retirement Fund of Chicago and the Cambridge Retirement against Spectrum Brands Legacy, Inc. (“Spectrum”), Andreas Rouvé (Spectrum Brands Legacy, Inc.’s former Chief Executive Officer) and Douglas Martin (Spectrum Brands Legacy, Inc.’s former Chief Financial Officer and the Company’s current Chief Financial Officer). The complaint alleges that the defendants violated the Securities Exchange Act of 1934 by making misrepresentations and omissions concerning operations at the Company’s facilities in Dayton, Ohio and Edgerton, Kansas and that, as a result, Spectrum’s financial statements were materially inaccurate. The amended complaint also adds HRG Group, Inc. as a defendant and asserts additional claims against the Company on behalf of a purported class of HRG shareholders.  The class period of the consolidated amended complaint is from January 26, 2017 to November 19, 2018, and plaintiffs seek an unspecified amount of compensatory damages, interest, attorneys’ and expert fees, and costs. Defendants filed a motion to dismiss the complaint on August 26, 2019.  The Company believes the suit is without merit and intends to defend it vigorously.
Separately, on August 16, 2019, an amended class action complaint, superseding a complaint filed earlier in 2019, was filed in the Circuit Court of Dane County, Wisconsin against the Company and certain of the Company’s current and former directors and officers. The complaint alleges that certain financial statements incorporated into the registration statement contained misstatements in violation of the Securities Act of 1933.  The plaintiff is seeking to represent all persons and entities that purchased or otherwise acquired the Company’s common stock pursuant to the registration statement that was issued in connection with the Company’s merger with its subsidiary, Spectrum Brands Legacy, Inc., completed on July 13, 2018. The complaint also seeks an unspecified amount of compensatory damages, interest, rescission or damages, attorneys’ and expert fees, and costs.  The Company believes the suit is without merit and intends to defend it vigorously, and the defendants plan to move to dismiss the amended complaint.
Based on the information currently available, we believe that our ultimate liability for the matters or proceedings presently pending against the Company (including the matters described above) will not have a material adverse effect on the Company’s business or financial condition. But, regardless of their merits, lawsuits (including class action lawsuits) may result in significant cost to the Company that may not be covered by insurance and may divert attention of management or may otherwise have an adverse effect on our business, financial condition, and results of operation.